                                                                Exhibit 99(c)(1)
                                                                EXECUTION COPY












          ------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                      among

                          LOUISIANA-PACIFIC CORPORATION

                            STRIPER ACQUISITION, INC.

                                       and

                        ABT BUILDING PRODUCTS CORPORATION


                          dated as of January 19, 1999

          ------------------------------------------------------------




                                TABLE OF CONTENTS
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ARTICLE I

THE OFFER..............................................................................................1
         Section 1.1     The Offer.....................................................................1
         Section 1.2     Offer Documents...............................................................2
         Section 1.3     Company Actions...............................................................3
         Section 1.4     Directors.....................................................................4

ARTICLE II

THE MERGER.............................................................................................5
         Section 2.1     The Merger....................................................................5
         Section 2.2     Closing.......................................................................5
         Section 2.3     Effective Time................................................................5
         Section 2.4     Effects of the Merger.........................................................5
         Section 2.5     Certificate of Incorporation; Bylaws..........................................5
         Section 2.6     Directors; Officers...........................................................6

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..............................................6
         Section 3.1     Effect on Capital Stock.......................................................6
         Section 3.2     Stock Options.................................................................7
         Section 3.3     Payment for Shares............................................................8

ARTICLE IV

REPRESENTATIONS AND WARRANTIES.........................................................................9
         Section 4.1     Representations and Warranties of Company.....................................9
         Section 4.2     Representations and Warranties of Parent and Merger Sub......................21

ARTICLE V

CONDUCT OF BUSINESS OF COMPANY........................................................................24
         Section 5.1     Conduct of Business of Company...............................................24

ARTICLE VI

ADDITIONAL COVENANTS..................................................................................26
         Section 6.1     Company Stockholders Meeting; Preparation of the Proxy
                  Statement; Short-Form Merger........................................................26


                                       (i)

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
         Section 6.2     Access to Information; Confidentiality.......................................27
         Section 6.3     Reasonable Best Efforts......................................................27
         Section 6.4     Public Announcements.........................................................27
         Section 6.5     No Solicitation; Acquisition Proposals.......................................27
         Section 6.6     Consents, Approvals and Filings..............................................29
         Section 6.7     Employee Benefit Matters.....................................................29
         Section 6.8     Indemnification; Directors' and Officers' Insurance..........................30

ARTICLE VII

CONDITIONS PRECEDENT..................................................................................32
         Section 7.1     Conditions to Each Party's Obligation to Effect the Merger...................32

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER.....................................................................32
         Section 8.1     Termination..................................................................32
         Section 8.2     Effect of Termination........................................................34
         Section 8.3     Amendment....................................................................34
         Section 8.4     Extension; Waiver............................................................34
         Section 8.5     Procedure for Termination, Amendment, Extension or Waiver....................34

ARTICLE IX

GENERAL PROVISIONS....................................................................................35
         Section 9.1     Nonsurvival of Representations and Warranties................................35
         Section 9.2     Fees and Expenses............................................................35
         Section 9.3     Definitions..................................................................35
         Section 9.4     Notices......................................................................36
         Section 9.5     Interpretation...............................................................37
         Section 9.6     Entire Agreement; Third-Party Beneficiaries..................................37
         Section 9.7     Governing Law................................................................37
         Section 9.8     Assignment...................................................................37
         Section 9.9     Enforcement..................................................................38
         Section 9.10    Severability.................................................................38
         Section 9.11    Counterparts.................................................................38


EXHIBIT A - Conditions to the Offer

                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1999 (this "Agreement"), is made and entered into among Louisiana-Pacific Corporation, a Delaware corporation ("Parent"), Striper Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and ABT Building Products Corporation, a Delaware corporation ("Company").

                                    RECITALS:

         A. The respective Boards of Directors of Parent, Merger Sub and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Merger Sub with and into Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement.

         B. To effectuate the acquisition, Parent and Company each desire that Parent cause Merger Sub to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of Company (the "Shares") on the terms and subject to the conditions set forth in this Agreement and the Board of Directors of Company has approved such tender offer and is recommending (subject to the limitations contained herein) that Company's stockholders accept the tender offer and tender their Shares pursuant thereto.

         C. Concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent has entered into a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), with each of the Principal Stockholders (as defined in Section 9.3), pursuant to which each Principal Stockholder has
(i) agreed, among other things, to tender all Shares owned by such Principal Stockholder pursuant to the Offer (as defined in Section 1.1) and (ii) granted to Parent an option to purchase all Shares owned by such Principal Stockholder.

         D. Parent, Merger Sub and Company desire to make certain representations and warranties and to enter into certain covenants in connection with the Offer and the Merger and also to prescribe various conditions to the consummation thereof;

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

         Section 1.1 THE OFFER. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this

Agreement), Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of Company Common Stock at a price of $15.00 per share, net to the seller in cash (such price or any higher price as paid pursuant to the Offer, the "Offer Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The obligation of Parent and Merger Sub to commence the Offer, to consummate the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto. The Offer shall initially expire 20 business days after the date of its commencement.

                  (b) Without the prior written consent of Company, Merger Sub shall not (and Parent shall cause Merger Sub not to) (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) amend any term of the Offer in any manner adverse to holders of Shares, (iii) change the conditions to the Offer, (iv) impose additional conditions to the Offer, (v) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares (together with any Shares then owned by Parent or any of its Subsidiaries) which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding (excluding any Shares held as treasury stock by Company or any of its Subsidiaries), together with the Shares which Company may be required to issue pursuant to obligations outstanding at that date under employee stock or similar benefit plans or otherwise (other than unvested Options), or (vi) extend the expiration date of the Offer beyond the initial expiration date of the Offer (except that Merger Sub may, without the consent of Company, (A) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase Shares is not satisfied, until such time as such condition is satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof); provided, however, that, except as set forth above and subject to applicable legal requirements, Merger Sub may amend the Offer or waive any condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer set forth in Exhibit A hereto, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

                  (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and shall be liable on a direct and primary basis for the performance by Merger Sub of its obligations under this Agreement.

         Section 1.2 OFFER DOCUMENTS. (a) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a

Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Schedule 14D-1") with respect to the Offer which shall comply as to form in all material respects with the provisions of applicable federal securities laws, shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with the Schedule 14D-1, and with any supplements or amendments thereto, the "Offer Documents") and shall be mailed to the holders of Shares. Company will promptly supply to Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning Company required under the Exchange Act to be included in the Offer Documents.

                  (b) Each of Parent, Merger Sub and Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Merger Sub shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares as and to the extent required by applicable law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

         Section 1.3 COMPANY ACTIONS. (a) Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) has (A) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of Company and its stockholders, (B) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(C) resolved (subject to the limitations herein contained) to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares, and (ii) Warburg Dillon Read LLC ("WDR") has delivered to the Board of Directors of Company its opinion that the Offer Consideration to be received by the holders of Shares in the Offer is fair, from a financial point of view, to such holders. Subject to the provisions of Section 6.5(b), Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of Company in favor of the Offer and the adoption of this Agreement.

                  (b) Company shall file with the SEC, simultaneously with the filing by Parent and Merger Sub of the Schedule 14D-1, a Solicitation Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") containing, subject to the provisions of Section 6.5(b), the recommendations of the Board of Directors of Company in favor of the Offer and the adoption of this Agreement. Each of Parent and Merger Sub will promptly supply to Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent's Designees (as such term is defined in Section 1.4 hereof), as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and Company shall include such information in the Schedule 14D-9. Each of Company, Parent and Merger Sub shall promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall be or have become false or misleading in any material respect and Company shall take all lawful action necessary to cause the
Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of

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Shares as and to the extent required by applicable law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

                  (c) In connection with the Offer, Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent with (or cause Parent to be furnished with) such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to Company (or destroy and certify to Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

         Section 1.4 DIRECTORS. (a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of shares of Company Common Stock (together with any Shares then owned by Parent or any of its Subsidiaries) as represents a majority of the outstanding shares of Company Common Stock (on a fully diluted basis) on the date of purchase, and from time to time thereafter, (i) Parent shall be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number that will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of Company equal to the product of (x) the number of directors on the Board of Directors of Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of shares of Company Common Stock so purchased in the Offer (together with any Shares then owned by Parent or any of its Subsidiaries) bears to the aggregate number of shares of Company Common Stock outstanding on the date of purchase (such number being, the "Board Percentage"), and (ii) Company shall, upon request by Parent, promptly cause Parent's Designees constituting the Board Percentage to be elected to Company's Board of Directors by (x) increasing the size of the Board of Directors of Company or (y) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Board of Directors of Company and shall use best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, Company shall take, at Parent's expense, all lawful action necessary to effect any such election. Parent will supply to Company in writing and be solely responsible for any information with respect to itself, Parent's Designees and Parent's officers, directors and affiliates required by the Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time (as defined in Section 2.3) Company's Board of Directors shall include at least two Continuing Directors (as defined in Section 1.4(b)).

                  (b) Following the election or appointment of Parent's Designees pursuant to this Section 1.4 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, waiver of the obligations or other acts of Parent or Merger Sub or waiver of Company's rights hereunder shall require the concurrence of a majority of the Continuing Directors then in office. For purposes of this Agreement, the term "Continuing Directors" means at any time (i) those directors of Company who are directors on the date hereof and who voted to approve this Agreement, and (ii) such additional directors of Company who are not affiliated with Parent, Merger Sub or any of their affiliates and who were designated as "Continuing Directors" for purposes of this Agreement by a majority of the Continuing Directors in office at the time of such designation.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (as such, the "Surviving Corporation").

         Section 2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 2.3 EFFECTIVE TIME. On the Closing Date (or on such other date as Parent and Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware (the "Delaware State Secretary") a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware State Secretary, or at such later time as is specified in the certificate of merger (the "Effective Time").

         Section 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

         Section 2.5 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law and (b) the bylaws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

         Section 2.6 DIRECTORS; OFFICERS. From and after the Effective Time, (a) the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any other shares of capital stock of Company or Merger Sub:

                  (a) COMMON STOCK OF MERGER SUB. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY SHARES AND PARENT-OWNED SHARES. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary (as defined in Section 9.3) of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF SHARES. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 3.1(b) and any Dissenting Shares (as defined in Section 3.1(d)) shall be converted into the right to receive the Offer Consideration, payable in cash to the holder thereof, without any interest thereon (the "Merger Consideration"), in accordance with
Section 3.3. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.


                  (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares ("Dissenting Shares") in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 3.2 STOCK OPTIONS.

                  (a) At the Effective Time, each holder of a then-outstanding option to purchase Shares under Company's Amended and Restated Stock Option Plan, 1994 Director Stock Option Plan, 1994 Employee Stock Option Plan and new employee compensation policy (collectively, the "Stock Option Plans") (true and correct copies of which have been delivered or made available by Company to Parent), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration therefor, each Option shall be canceled. The surrender of an Option to Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option.

                  (b) Prior to the Effective Time, Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.2. Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) Company shall use its reasonable best efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

         Section 3.3 PAYMENT FOR SHARES.

                  (a) PAYMENT FUND. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 3.1(c) (the "Payment Fund").

                  (b) LETTERS OF TRANSMITTAL; SURRENDER OF CERTIFICATES. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Merger Sub or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

                  (c) CANCELLATION AND RETIREMENT OF SHARES; NO FURTHER RIGHTS. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 3.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

                  (d) INVESTMENT OF PAYMENT FUND. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.


                  (e) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.3 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

                  (f) NO LIABILITY. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Parent and Merger Sub as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3) on Company. Company has delivered or made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's capital stock owned by Company or another Subsidiary, is set forth in Section 4.1(a) of the Disclosure Schedule (as defined in Section 9.3).

                  (b) AUTHORITY; NONCONTRAVENTION. Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the adoption of this Agreement by its stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Except as specified in Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.1(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (c) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) the Schedule 14D-9, the information statement required under Rule 14f-1 of the Exchange Act and, if required by applicable law, the Proxy Statement (as defined in Section 6.1(b)),
(B) such reports under the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the certificate of merger or, if permitted, a certificate of ownership and merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are specified in Section 4.1(c) of the Disclosure Schedule, (v) applicable environmental statutes, and (vi) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (d) CAPITAL STRUCTURE. The authorized capital stock of Company consists solely of (i) 40,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, of Company ("Company Preferred Stock"). At the close of business on January 14, 1999 ("Capital Structure Date"): (i) 10,674,160 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,522,425 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Option Plans, and (iv) 1,537,000 shares of Company Common Stock were held by Company in its treasury. Except as set forth in the immediately preceding sentence or on
Section 4.1(d) of the Disclosure Schedule, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of Company have been issued or reserved for issuance or become outstanding (other than any Shares described in clause (iii) of the first sentence of this Section 4.1(d) that have been issued upon the exercise of outstanding Options granted under the Stock Option Plans). All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as specified above or in Section 4.1(d) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (iii) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Except as specified in Section 4.1(d) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized, validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as defined in Section 9.3).

                  (e) SEC DOCUMENTS. Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of Company included in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS; NO UNDISCLOSED MATERIAL LIABILITIES.

                             (i) Except as disclosed in the SEC Documents
filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or specified in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been: (A) any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practice; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by

Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) except to the extent specifically reserved for in the financial statements included in the Filed SEC Documents, any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $500,000 individually or $1,000,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

                            (ii) As of the date hereof, except as disclosed in
the Filed SEC Documents or specified in Section 4.1(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed SEC Documents, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (g) CERTAIN INFORMATION. Subject to Parent's and Merger Sub's fulfillment of their respective obligations hereunder with respect thereto, the
Schedule 14D-9 and the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Company with respect to any information supplied or to be supplied by Parent or Merger Sub in writing for inclusion in, or with respect to Parent or Merger Sub information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by Company in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Company, or with respect to any information supplied by Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, Company shall so describe the event to Parent.

                  (h) REAL PROPERTY; OTHER ASSETS. (i) Section 4.1(h)(i) of the Disclosure Schedule sets forth all of the real property owned in fee by Company and its Subsidiaries (the "Owned Real Property").

                            (ii) Company or one of its Subsidiaries has good and
valid title to each parcel of Owned Real Property and to each other asset reflected in the latest balance sheet of Company included in the Filed SEC Documents (other than as disclosed in the Filed SEC Documents, or any such other asset disposed of or consumed in the ordinary course of business or as specified in Section 4.1(h)(ii) of the Disclosure Schedule) free and clear of all Liens except (A) those specified in Section 4.1(h)(ii) of the Disclosure Schedule or reflected or reserved against in the latest balance sheet of Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) other Liens that individually or in the aggregate would not have a Material Adverse Effect on Company (collectively, "Permitted Liens").

                            (iii) Company has heretofore made available to
Parent true, correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except in each case where the failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except Permitted Liens and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges due and payable by Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease, and (D) Company or one of its Subsidiaries is in actual possession of each leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

                  (i) YEAR 2000 COMPLIANCE.

                             (i) Company presently expects that all
reprogramming, remediation and testing of Information Systems and Equipment (as defined below) that is required to make it in all material respects Year 2000 Compliant will be completed no later than December 31, 1999. Except as otherwise disclosed in the Filed SEC Documents, the cost of all such reprogramming, remediation and testing, together with the reasonably foreseeable consequences of any reasonably foreseeable failure of such Information Systems and Equipment to be or timely become Year 2000 Compliant will not have, individually or in the aggregate, a Material Adverse Effect on Company.

                            (ii) (A) As used in respect of Information Systems
and Equipment, "Year 2000 Compliant" means that such Information Systems and Equipment will not cease to properly function, produce erroneous results or otherwise experience diminished performance or functionality when presented with or when calculating, comparing, sequencing or otherwise processing date data before, during and after the year 2000 and (B) "Information Systems and Equipment" means all computer hardware, firmware, software and information processing systems and all equipment containing embedded microchips that is used by Company or any of its Subsidiaries in the conduct of their respective business.

                  (j) INTELLECTUAL PROPERTY.

                             (i) Section 4.1(j)(i) of the Disclosure Schedule
sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, registered trademarks and service marks, trade names, domain names and registered copyrights owned by Company or any Subsidiary of Company, and all applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, together with all trade dress, trade secrets, processes, formulae, designs, know-how and other intellectual property rights that are so owned, the "Intellectual Property"). Company has heretofore provided or made available to Parent true, correct and complete copies of each registration or application for registration covering any of the Intellectual Property which is registered with, or in respect of which any application for registration has been filed with, any Governmental Entity.

                            (ii) The Intellectual Property and that
intellectual property licensed to Company and its Subsidiaries under the license agreements listed in Section 4.1(j)(ii) of the Disclosure Schedule includes all of the material intellectual property rights that are reasonably necessary to conduct Company's business as it is now conducted. Except as specified in Section 4.1(j)(ii) of the Disclosure Schedule, (A) Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and right to use, the Intellectual Property free and clear of all Liens (other than Permitted Liens and except where the failure to have such title, power and rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company) and (B) neither Company nor any of its Subsidiaries has granted any license to a third party with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

                  (k) NO INFRINGEMENT. Except as specified in Section 4.1(k) of the Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company or any Subsidiary of Company of any Intellectual Property, as such Intellectual Property is sold, licensed, leased, transferred, used or otherwise exploited by such persons, (i) infringes on any patent, trademark, copyright or other right of any other person or (ii) constitutes a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person (except in each of clauses (i) and (ii) where any such infringement, misuse or misappropriation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on Company). Except as specified in Section 4.1(k) of the Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries has received any written complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence. Except as specified in Section 4.1(k) of the Disclosure Schedule, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

                  (l) MATERIAL CONTRACTS. There have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of Company or any of its Subsidiaries; (ii) contracts (A) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets; (iii) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments that are material to Company and its Subsidiaries taken as a whole. Except as specified in Section 4.1(l) of the Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Material Contracts to be in full force and effect or to be legal, valid, binding or enforceable against Company and/or its Subsidiaries has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as specified in Section 4.1(l) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default thereunder in any material respect, except where such breaches or defaults have not had and would not reasonably be expected to have a Material Adverse Effect on Company.

                  (m) LITIGATION, ETC. As of the date hereof, except as disclosed in the Filed SEC Documents or specified in Section 4.1(m) of the Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before any court or other Governmental Entity, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and
(ii), has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of

Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                  (n) COMPLIANCE WITH APPLICABLE LAWS. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or specified in Section 4.1(n) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (o) ENVIRONMENTAL LAWS. Except as disclosed in the Filed SEC Documents or as specified in Section 4.1(o) of the Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) neither Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law (as defined in Section 9.3); (B) none of the Owned Real Property or Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in Section 9.3) in quantities which require investigation or remediation under Environmental Laws;
(C) neither Company nor any of its Subsidiaries is liable for any off-site contamination; (D) neither Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (E) no assets of Company or any of its Subsidiaries are subject to pending or, to Company's knowledge, threatened Liens under any Environmental Law; (F) Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); and (G) Company and its Subsidiaries are in compliance with their respective Environmental Permits.

                  (p) TAXES. Except as specified in Section 4.1(p) of the Disclosure Schedule:

                             (i) Except where the failure to do so would not
reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it in respect of any Taxes (as hereinafter defined) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company's most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date hereof, and (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence. There have been made available to Parent and its representatives true, correct and complete copies of all Returns filed by or for Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) in respect of any Taxes.

                            (ii) As of the date hereof, (A) there has been no
taxable period since 1992 for which a Return of Company or any of its Subsidiaries has been or is being examined by the Internal Revenue Service (the "IRS") or any other federal, state, local or foreign taxing authority, and (B) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

                           (iii) Neither Company nor any of its Subsidiaries is
a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement with any person other than Company or any of its Subsidiaries.

                  For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign taxing authority.

                  (q) BENEFIT PLANS. Section 4.1(q) of the Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to (or to which Company has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to (or to which Company has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as "Company Plans"). Company has no liability with respect to any plan, program or arrangement of the type described in the preceding sentence other than the Company Plans.

                  Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, all determination letters from the IRS with respect to any Company Plan, all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Plan and the six most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan, where applicable. Except as specified in
Section 4.1(q) of the Disclosure Schedule:

                             (i) none of the Company ERISA Plans is a
"multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code;

                            (ii) no Company ERISA Plan has incurred an
accumulated funding deficiency within the meaning of Section 302 of ERISA or
Section 412 of the Code, nor has any waiver of the minimum funding standards of
Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Employee Plan, nor has any lien in favor of any Employee Plan arisen under Section 412 of the Code or Section 302(f) of ERISA;

                           (iii) the Company has not been required to provide
security to any defined benefit plan pursuant to Section 401(a)(29) of the Code;

                            (iv) (A) the Pension Benefit Guaranty Corporation
("PBGC") has not instituted proceedings to terminate any Company ERISA Plan that is a "defined benefit plan" within the meaning of Section 3(35) of ERISA of Company or its Subsidiaries or members of their "controlled group" or to appoint a trustee or administrator of such defined benefit plan, (B) no circumstances exist that constitute grounds under Section 404 of ERISA entitling the PBGC to institute any such proceedings, (C) no liability to the PBGC or under Title IV of ERISA has been incurred or is expected with respect to any such defined benefit plan that could result in liability to any member of the "controlled group" or Parent other than for premiums pursuant to Section 4007 which are not yet due and payable, and (D) no such defined benefit plan has been terminated by Company, its Subsidiaries or members of their "controlled group";

                             (v) there has been no "reportable event" within the
meaning of Section 4043 and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute termination proceedings with respect to any Company ERISA Plan;

                            (vi) as of the last valuation date for which a
report has been completed, the fair market value of the assets of each Company ERISA Plan that is a defined benefit plan exceeds the accumulated benefit obligation thereunder (all determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87).

                           (vii) none of the Company Plans promises or provides
retiree health benefits or retiree life insurance benefits to any person except as required by Section 4980B of the Code;

                          (viii) none of the Company Plans provides for payment
of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                            (ix) neither Company nor any of its Subsidiaries has
an obligation to adopt, or is considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

                             (x) each Company ERISA Plan intended to be
qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to affect the qualified status of such Company ERISA Plan or the tax-exempt status of any such trust;

                            (xi) each Company Plan has been operated in
accordance with its terms and the requirements of all applicable law, and no prohibited transaction (for which an exemption does not apply) described in
Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company ERISA Plan;

                           (xii) neither Company nor any of its Subsidiaries or
members of their "controlled group" has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

                          (xiii) Company is not aware of any claims relating to
the Company Plans, other than routine claims for benefits;

                           (xiv) none of the Company Plans provides for benefits
or other participation therein, and Company has received no written claims or demands for participation in or benefits under any Company Plan, by any individual who is not a current or former employee of Company or a dependent or other beneficiary of any such current or former employee;

                            (xv) with respect to each group health plan
benefitting any current or former employee of Company, its Subsidiaries or members of their "controlled group," that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Company, its Subsidiaries and members of their "controlled group" have complied with (x) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (y) the Health Insurance Portability and Accountability Act of 1996;

                           (xvi) with respect to each group health plan that is
subject to Section 1862(b)(1) of the Social Security Act, Company has complied with the secondary payer requirements of Section 1862(b)(1) of such Act;

                          (xvii) no Company Plan is or at any time was funded
through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Company Plan are or at any time have been funded through a voluntary employees' beneficiary association

(within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code);

                         (xviii) with respect to any insurance policy providing
funding for benefits under any Company Plan, (x) there is no liability of Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (y) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Company, no such proceedings with respect to any insurer are imminent;

provided, however, that the failure of the representations set forth in clauses
(iv), (x), (xi), (xii) and (xiii) to be true and correct shall not be deemed to be a breach of any such representation unless such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

                  (r) ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the Filed SEC Documents or in Section 4.1(r) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

                  (s) LABOR MATTERS.

                             (i) Except as specified in Section 4.1(s)(i) of
the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore made available to Parent true, complete and correct copies of the agreements set forth in Section 4.1(s)(i) of the Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

                            (ii) Except as specified in Section 4.1(s)(ii) of
the Disclosure Schedule, as of the date hereof, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

                  (t) BROKERS. No broker, investment banker, financial advisor or other person, other than WDR and Kohlberg & Company, L.L.C., the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

                  (u) WRITTEN OPINION OF FINANCIAL ADVISOR. Company has received the opinion of WDR on January 18, 1999 (a true, correct and complete copy of which will be delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Consideration and the Merger Consideration to be received by the holders of Shares in the Offer and the Merger, respectively, is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified.

                  (v) VOTING REQUIREMENTS. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 6.1(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company. The restrictions contained in
Section 203 of the DGCL are not applicable to the transactions contemplated hereby or the transactions contemplated by the Stockholder Agreement.

         Section 4.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub has delivered to Company true, complete and correct copies of its certificate of incorporation and bylaws, in each case, as amended to the date of this Agreement.

                  (b) AUTHORITY; NONCONTRAVENTION. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Executive Committee of the Board of Directors of Parent and the Board of Directors of Merger Sub and have been duly approved by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 4.2(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravene any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (c) CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated hereby, except for
(i) the filing of premerger notification and report forms under the HSR Act,
(ii) the filing with the SEC of (A) the Schedule 14D-1, the information statement required under Rule 14f-1 of the Exchange Act and (B) such reports under the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreement and the transactions contemplated hereby and thereby,
(iii) the filing of the certificate of merger or, if permitted, a certificate of ownership and merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) applicable environmental statutes, and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (d) CERTAIN INFORMATION. Subject to Company's fulfillment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Parent or Merger Sub with respect to any information supplied or to be supplied by Company in writing for inclusion in, or with respect to Company information derived from Company's public SEC filings which is included or incorporated by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9, the information statement required under Rule 14f-1 of the Exchange Act or the Proxy Statement will, at the respective times the Schedule 14D-9, the information statement required under Rule 14f-1 of the Exchange Act and the Proxy Statement are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9, the information statement required under Rule 14f-1 of the Exchange Act or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Merger Sub shall so describe the event to Company.

                  (e) FINANCING. Parent and Merger Sub collectively have cash on hand or credit facilities with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Merger Sub to timely perform their obligations hereunder, including to (i) pay in full (A) the aggregate Offer Consideration, (B) the aggregate Merger Consideration and the aggregate Option Consideration, and (C) all fees and expenses payable by Parent and Merger Sub in connection with this Agreement and the transactions contemplated thereby and (ii) satisfy and discharge such of Company's existing indebtedness as, pursuant to its terms, will become due and payable prior to its stated maturity as a result of the consummation of the transactions contemplated hereby.

                  (f) BROKERS. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangement made by or on behalf of Parent or Merger Sub.

                  (g) OPERATIONS OF MERGER SUB. Merger Sub (or any other wholly-owned Subsidiary of Parent which may be used to effect the Offer and the Merger contemplated by the Agreement) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE V

                         CONDUCT OF BUSINESS OF COMPANY

         Section 5.1 CONDUCT OF BUSINESS OF COMPANY. Except as expressly provided for herein or in the Fiber Cement Agreement, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company. To that end, without limiting the generality of the foregoing, except as expressly provided for in this Agreement or the Fiber Cement Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

                             (i) (A) declare, set aside or pay any dividends
on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

                            (ii) issue, sell, grant, pledge or otherwise
encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement;

                           (iii) amend its certificate of incorporation, bylaws
or other comparable charter or organizational documents, except for any amendment required in connection with the performance by Company of its obligations under this Agreement, including but not limited to its obligations under Section 1.4;

                            (iv) directly or indirectly acquire, make any
investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

                             (v) directly or indirectly sell, pledge or
otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

                            (vi) (A) incur any indebtedness for borrowed money
or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company or (B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine advances to employees consistent with past practice, except, in the case of clause (A), for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business consistent with past practice;

                           (vii) enter into any compromise or settlement of, or
take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business;

                          (viii) grant or agree to grant to any officer,
employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law or pursuant to the normal severance policies or practices of Company or its Subsidiaries as in effect on the date of this Agreement, or increases in salary or wages payable or to become payable in the ordinary course of business consistent with past practice;

                            (ix) accelerate the payment, right to payment or
vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

                             (x) enter into or amend any employment, consulting,
severance or similar agreement with any individual other than in the ordinary course of business consistent with past practice, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

                            (xi) adopt or enter into a plan of complete or
partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 6.5(d));

                           (xii) make any tax election or settle or compromise
any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $100,000;

                          (xiii) make any change in any method of accounting or
accounting practice or policy, except as required by any changes in generally accepted accounting principles;

                           (xiv) enter into any agreement, understanding or
commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business;

                            (xv) plan, announce, implement or effect any
reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or

                           (xvi) authorize any of, or commit or agree to take
any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         Section 6.1 COMPANY STOCKHOLDERS MEETING; PREPARATION OF THE PROXY STATEMENT; SHORT-FORM MERGER.

                  (a) As soon as practicable following the acceptance for payment of and payment for Shares by Merger Sub in the Offer, if required by law to consummate the Merger, Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and bylaws to convene and hold a special meeting of the stockholders of Company (the "Stockholders Meeting") for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the provisions of
Section 6.5(b), the Board of Directors of Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and Merger Sub shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

                  (b) As soon as practicable following the acceptance for payment of and payment for Shares by Merger Sub in the Offer, if required by applicable law in order to consummate the Merger, Company, in consultation with Parent, shall prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Merger Sub and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, Company shall use its reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to Company's stockholders at the earliest practicable date. Each of Parent and Merger Sub shall promptly supply to Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

                  (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Merger Sub or any other wholly-owned Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto shall, at the request of Merger Sub, take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

                  (d) Parent shall: (i) cause Merger Sub promptly to submit this Agreement for adoption by its sole stockholder; (ii) cause the outstanding shares of capital stock of Merger Sub to be voted in favor of the adoption of this Agreement; and (iii) cause to be taken all additional actions necessary for Merger Sub to adopt this Agreement.

         Section 6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice during the period prior to the Effective Time to all of Company's and its Subsidiaries' properties, books, contracts, commitments, Returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning Company's and its Subsidiaries' businesses, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such investigation by Parent shall not affect the representations or warranties of Company contained in this Agreement. Except as required by law, Parent and Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated October 19, 1998, between Parent and Company with respect to confidentiality and other matters.

         Section 6.3 REASONABLE BEST EFFORTS. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

         Section 6.4 PUBLIC ANNOUNCEMENTS. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Offer Documents, the Schedule 14D-9 and the Proxy Statement) or other public statements with respect to the transactions contemplated hereby, including the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 6.5 NO SOLICITATION; ACQUISITION PROPOSALS.

                  (a) During the period from and including the date of this Agreement to and including the Effective Time, Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any Acquisition Proposal (as defined in Section 6.5(d)), or enter into or maintain or continue discussions or negotiations with any person in furtherance of, or approve, agree to, endorse or recommend, any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company, prior to the time at which this

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



Agreement shall have been adopted by Company's stockholders, from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes a bona fide written Acquisition Proposal after the date hereof under circumstances not involving any breach of the provisions of this Section 6.5(a) if, and to the extent that, (i) the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action would constitute a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law and (ii) prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter agreement relating to the furnishing of confidential information of Company to Parent referred to in the last sentence of Section 6.2. Company shall promptly (and, in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person who has informed Company that such person is considering making, or has made, an Acquisition Proposal (which notice shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Company shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal.

                  (b) During the period from and including the date of this Agreement to and including the Effective Time, neither the Board of Directors of Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the transactions contemplated hereby or the recommendations referred to in Section 1.3 or the penultimate sentence of Section 6.1(a); provided, however, that nothing contained in this Agreement will prohibit the Board of Directors of Company from withdrawing or modifying the recommendations referred to in Section 1.3 or the penultimate sentence of Section 6.1(a) following the receipt by Company after the date hereof, under circumstances not involving any breach of the provisions of Section 6.5(a), of an Acquisition Proposal if, and to the extent that, the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that the failure to take such action would constitute a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law; and provided further that nothing contained in this Agreement will prohibit the Board of Directors of Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

                  (c) Subject to Company's right to terminate this Agreement pursuant to Section 8.1(a)(vi), nothing in this Section 6.5, and no action taken by the Board of Directors of Company pursuant to this Section 6.5, will permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect.

                  (d) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement, the Stockholder Agreement or the Fiber Cement

Agreement involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for or other acquisition of 20% percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 6.6 CONSENTS, APPROVALS AND FILINGS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange Act, with respect to the Offer, the Merger and the other transactions contemplated hereby and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger; provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including without limitation the Surviving Corporation after consummation of the Offer or the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including without limitation under the HSR
Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         Section 6.7 EMPLOYEE BENEFIT MATTERS.

                  (a) From and after the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor and provide for payment of all accrued obligations and benefits, including but not limited to any bonus payments earned in respect of fiscal 1998 but not yet paid, under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time ("Covered Employees"), all in accordance with their respective terms.

                  (b) From and after the Effective Time, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, provide Covered Employees who remain in the employ of Parent or any such Subsidiary employee benefits that are reasonably comparable to the employee benefits provided to similarly situated employees of Parent or any such Subsidiary who are not Covered Employees. To the extent that Covered Employees are included in any benefit plan of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit under such plan for service prior to the Effective Time with Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual. To the extent that Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, no such plans shall include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan at the Effective Time, and all such plans shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

                  (c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.7, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

         Section 6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) The provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Merger Sub as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to Company) shall be substantially identical to the corresponding indemnification provisions, if any, contained in the certificate of incorporation and by-laws of Company and, for a period of six years after the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), unless such modification is required by law.

                  (b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be (and shall pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the full extent permitted by the DGCL, upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such person is not entitled to be so indemnified). In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the indemnifying party shall have a right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the vigorous defense of any such matter. The Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement provides the Indemnified Parties with a full release and discharges all rights against the Indemnified Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.8(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.8(b) except to the extent such failure prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group will be represented by a single law firm with respect to each such matter unless there is, under applicable standards of professional conduct (as determined in good faith by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties. The rights to indemnification under this Section 6.8(b) shall continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                  (c) For a period commencing at the Effective Time and expiring on the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than $350,000; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to $350,000.

                  (d) The provisions of this Section 6.8 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition (without duplication) to any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) COMPLETION OF THE OFFER. Merger Sub shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Merger Sub may invoke this condition if Merger Sub shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

                  (b) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Company if such vote is required pursuant to Company's certificate of incorporation, the DGCL or other applicable law.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 6.6.

                  (d) HSR ACT. All necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 TERMINATION.

                  (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of Company, in any one of the following circumstances:

                             (i) By mutual written consent duly authorized by
the Boards of Directors of Parent and Company, subject to Section 1.4(b).

                             (ii) By Parent or Company, if Shares have not been
purchased by Merger Sub pursuant to the Offer on or before April 30, 1999, otherwise than as a result of any material breach of any provision of this Agreement by the party seeking to effect such termination.

                             (iii) By Parent or Company if, as the result of the
failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have expired or Merger Sub shall have terminated the Offer in accordance with its terms without Merger Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition;

                             (iv) By Parent or Company, if any court of
competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, the Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

                             (v) By Parent, if the Board of Directors of Company
or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing;

                             (vi) By Company, following the receipt by Company
after the date hereof, under circumstances not involving any breach of the provisions of Section 6.5(a), of a bona fide written Acquisition Proposal, if the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, shall have determined in good faith that the failure to terminate this Agreement would constitute a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law; provided that (A) Company has complied with all provisions of
Section 6.5, including the notice provisions therein, (B) Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination, and (C) such termination shall not be effective until Company shall have paid to Parent the Fee (as defined below) in accordance with provisions of Section 8.1(b); or

                             (vii) by Company if Merger Sub or Parent shall have
(A) failed to commence the Offer within five business days after the public announcement by Parent and Company of this Agreement, (B) failed to pay for the Shares pursuant to the Offer in accordance with this Agreement, or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach described in this clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Merger Sub, as applicable, except such breaches described in this clause (C) as individually or in the aggregate would not reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to complete the Offer or the Merger on the terms and subject to the conditions of this Agreement.

                  (b) If this Agreement is terminated pursuant to Section 8.1(a)(v) or (vi), then, in such event, Company shall pay to Parent a fee in the amount of $5,000,000 (the "Fee"), which amount shall be payable in immediately available funds (i) promptly (and in any event within three business days) after such termination, in the case of termination pursuant to Section 8.1(a)(v) or
(ii) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(a)(vi).

         Section 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of Section 4.1(t), Section 4.2(f), Section 6.2,
Section 6.4, paragraph (b) of Section 8.1, this Section 8.2 and Article IX) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

         Section 8.3 AMENDMENT. Subject to any applicable provisions of the DGCL and Section 1.4(b), at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement at the Stockholders Meeting, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

         Section 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement, in each case subject to Section 1.4(b). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.2 FEES AND EXPENSES. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 9.3 DEFINITIONS.  For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

                  (c) "Disclosure Schedule" means the disclosure schedule delivered by Company to Parent simultaneously with the execution of this Agreement;

                  (d) "Environmental Laws" means any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

                  (e) "Fiber Cement Agreement" means the Asset Purchase Agreement, dated December 21, 1998, among Company, ABTco, Inc. and CertainTeed Corporation, including all its schedules and exhibits, as the same may be amended from time to time with Parent's prior written consent;

                  (f) "Hazardous Substances" means: (i) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) any other contaminant; and (vi) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation;

                  (g) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be;

                  (h) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

                  (i) a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the assets, liabilities (actual or contingent), financial condition, results of operations or business of such person and its Subsidiaries taken as a whole, excluding any change or development resulting from (x) events adversely affecting any principal markets served by the business of Company generally or affecting the hardboard siding industry generally which do not have a disproportionate adverse effect on Company or its Subsidiaries, (y) general economic conditions, including changes in the economies of any of the jurisdictions in which Company or any of its Subsidiaries conduct business which do not have a disproportionate adverse effect on Company or its Subsidiaries, or
(z) this Agreement, the Stockholder Agreement or any transaction contemplated hereby or thereby;

                  (j) a "Permitted Lien" has the meaning set forth in Section 4.1(h)(ii) hereof;

                  (k) a "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                  (l) "Principal Stockholders" means Kohlberg Associates, L.P., KABT Acquisition Company, L.P. and George T. Brophy;

                  (m) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or
(iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

         Section 9.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)     if to Parent or to Merger Sub, to

                          Louisiana-Pacific Corporation
                          111 SW Fifth Avenue, #-4200
                          Portland, Oregon 97204
                          Attention:   Mr. Mark Suwyn
                                       Chairman and Chief Executive Officer
                          Telecopy:    (503) 821-5322

                          with a copy (which shall not constitute notice) to:

                          Jones, Day, Reavis & Pogue
                          599 Lexington Avenue
                          32nd Floor
                          New York, New York, 10022
                          Attention:   Robert A. Profusek, Esq.
                                       Mark E. Betzen, Esq.
                          Telecopy:    (212) 755-7306

                  (ii)    if to Company, to

                          ABT Building Products Corporation
                          One Neenah Center, Suite 600
                          Neenah, Wisconsin 54956
                          Attention:   Mr. George T. Brophy
                                       Chairman and Chief Executive Officer
                          Telecopy:    (920) 791-0370

                          with a copy (which shall not constitute notice) to:

                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, New York 10019-6064
                          Attention:   Bruce A. Gutenplan, Esq.
                          Telecopy:    (212) 757-3990

         Section 9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         Section 9.6 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreement referenced in the last sentence of Section 6.2). Except to the extent set forth in Section 6.8, this Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

         Section 9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of Company; provided that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.9 ENFORCEMENT. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

         Section 9.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                            [signature page follows]

         IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    LOUISIANA-PACIFIC CORPORATION


                                    By: /S/ MARK A. SUWYN
                                       ---------------------------------
                                    Name: MARK A. SUWYN
                                          ------------------------------
                                    Title:  CHIEF EXECUTIVE OFFICER
                                          ------------------------------


                                    STRIPER ACQUISITION, INC.


                                    By: /S/ MARK A. SUWYN
                                       ---------------------------------
                                    Name: MARK A. SUWYN
                                          ------------------------------
                                    Title: PRESIDENT
                                          ------------------------------


                                    ABT BUILDING PRODUCTS CORPORATION


                                    By: /S/ GEORGE T. BROPHY
                                       ---------------------------------
                                    Name: GEORGE T. BROPHY
                                          ------------------------------
                                    Title:  CHIEF EXECUTIVE OFFICER
                                          ------------------------------

                                                                       EXHIBIT A



         Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement and Plan of Merger among the Parent, Merger Sub and Company to which this Exhibit A is attached (the "Agreement").

         CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) if (i) there shall not have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares (together with any Shares then owned by Parent or any of its Subsidiaries) which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase (the "Minimum Share Condition") ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding (excluding Shares held as treasury stock by Company or any of its Subsidiaries), together with the number of Shares Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise other than unvested Options), (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) if at any time on or after the date of the Agreement and before acceptance for payment of, or payment for, the Shares, any of the following events shall have occurred and remain in effect:

                  (a) any United States or Canadian governmental entity or authority or any United States or Canadian court of competent jurisdiction in the United States or in Canada shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Agreement, including the Offer or the Merger, (2) prohibits or limits materially the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole or compels Company, Parent, or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole, or (3) imposes material limitations on the ability of Parent, Merger Sub or any other Subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to Company's stockholders, including without limitation the approval and adoption of the Agreement and the transactions contemplated thereby;

                  (b) there shall have been instituted or pending any action or proceeding before any United States or Canadian court or governmental entity or authority by any United States or Canadian governmental entity or authority seeking any order, decree or injunction having any effect set forth in (a) above;

                  (c) the representations and warranties of Company contained in the Agreement (without giving effect to the materiality qualifications contained therein) shall not be true and correct as of the expiration date of the Offer (as the same may be extended from time to time) as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which ,individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company (provided that this exception shall not apply to the representations and warranties of Company relating to the capital structure of Company);

                  (d) Company shall not have performed or complied in all material respects with its obligations under the Agreement to be performed or complied with by it and such failure continues until the later of (A) fifteen days after actual receipt by it of written notice from Merger Sub setting forth in detail the nature of such failure or
         (B) the expiration date of the Offer;

                  (e) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change in the assets, liabilities (actual or contingent), results of operations or business of Company and its Subsidiaries taken as a whole, excluding any change or development resulting from (A) events adversely affecting any principal markets served by the business of Company generally or affecting the hardboard siding industry generally which do not have a disproportionate adverse effect on Company or its Subsidiaries, (B) general economic conditions, including changes in the economies of any of the jurisdictions in which Company or any of its Subsidiaries conduct business which do not have a disproportionate adverse effect on Company or its Subsidiaries, or (C) this Agreement, the Stockholder Agreement or any transaction contemplated hereby or thereby;

                  (f) the Merger Agreement shall have been terminated in accordance with its terms;

                  (g) the Board of Directors of Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing; or

                  (h) there shall have occurred (i) any general suspension of, or limitation on prices (other than suspensions or limitations triggered by price fluctuations on a trading day) for, trading in securities on any national securities exchange in the United States,

         (ii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (iii) any commencement of war, armed hostilities or other international or national calamity directly involving the United States having a significant adverse effect on the functionality of financial markets in the United States, or (iv) in the case of any of the foregoing, existing at time of the commencement of the Offer, a material acceleration or worsening thereof.

         The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

         Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.